Exhibit 10.9
BEHRMAN BROTHERS MANAGEMENT CORP.

126 East 56th Street
New York, New York 10022
March 25, 1998
Tandem Health Care, Inc.
Persimmon Road
Sewickley, Pennsylvania 15143
Attention: Lawrence R. Deering
Re: Financial Advisor Fee
Dear Sirs:
          Behrman Brothers Management Corp. (“Behrman Management”) has provided and will continue to provide financial advisory services in connection with the investigation, negotiation and completion by Tandem Health Care, Inc. (“Tandem”), of “Initial Acquisitions” and “Additional Acquisitions,” as such terms are defined in the Securities Purchase Agreement, dated as of March 24, 1998 (the “Securities Purchase Agreement”), among Tandem, Behrman Capital II L.P. (“Behrman Capital”) and the Purchasers listed in Schedule I thereto. Tandem acknowledges that such services have inured to its benefit. Capitalized terms used herein without definition have the respective meanings assigned to them in the Securities Purchase Agreement.
          As payment in full to Behrman Management for all such advisory services rendered by it for the benefit of Tandem, Tandem agrees to pay Behrman Management a fee in the amount of $680,000 (the “Initial Fee”) in the event, and only in the event, that the Initial Acquisitions are consummated. Such fee represents two percent (2%) of the aggregate consideration payable in the Initial Acquisitions of the skilled nursing facilities located in Florida. Additionally, upon and subject to the consummation of each Additional Acquisition (which term does not include new development and construction projects initiated by Tandem), Tandem agrees to pay to Behrman Management a fee equal to two percent (2%) of the aggregate consideration payable in such Additional Acquisition (whether or not any or all of the funds needed to consummate such Additional Acquisition are received from Behrman Capital or any of its affiliates).

          The Initial Fee shall be payable in the form of a promissory note on mutually satisfactory terms. Such note shall bear interest at the rate of 9% per annum and shall be payable upon the redemption or liquidation of Tandem’s Redeemable Preferred Stock. Such note (and any note that may be deliverable pursuant to the following paragraph) shall also contain a covenant by Tandem to use its best efforts, consistent with its development and operating plans, to cause the note to be paid as soon as practicable, whether from operating cash flows or from external financing.
          Any fees payable in respect of Additional Acquisitions shall be paid upon the consummation thereof. All cash payments shall be made by wire transfer to, or in accordance with the written instructions of, Behrman Management. In the event that Tandem is not able to provide for payment of such fees in the external financing relating to any such transaction (provided that Tandem shall have used its best efforts to obtain funds for such payment), Behrman Management shall grant a request by Tandem to pay such fees in the form of a promissory note on mutually satisfactory terms.
          Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate copy of this letter.

Very truly yours,

BEHRMAN BROTHERS MANAGEMENT CORP.

By:	/s/ Darryl Behrman

Name:
Title:
Confirmed and agreed as of the 25th day of March, 1998

TANDEM HEALTH CARE, INC.

By:	/s/ Lawrence R. Deering
Name:
Title:

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